UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

Land & Buildings Capital Growth Fund, LP L & B Real Estate Opportunity Fund, LP Land & Buildings GP LP Land & Buildings Investment Management, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a director nominee at the 2018 annual meeting of shareholders (the “2018 Annual Meeting”) of Taubman Centers, Inc., a Michigan corporation, and for the approval of a business proposal to be presented at the 2018 Annual Meeting.

Item 1: On March 21, 2018, Land & Buildings issued the following press release:

Land & Buildings Issues Open Letter to Board of Taubman Centers

– Taubman has Continued to Significantly Underperform Since Last Year’s Annual Meeting –

– Believes a True Shareholder Representative With a Deep Knowledge of REITs and Regional Shopping Malls is Needed on the Taubman Board –

– Highlights Pathway to Avoiding Unnecessary Proxy Contest while Protecting Best Interests of all Shareholders –

– Recommends that, Following Board Addition, a Special Committee be Formed to Develop Plan for Elimination of Dual-Class Voting Structure –

Stamford, CT, March 21, 2018 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land & Buildings") today issued the following open letter to the board of directors (“the Board”) of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”). Land & Buildings previously announced that it has nominated a highly-qualified director candidate for election to the Board at the upcoming 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). Land & Buildings believes the addition of its nominee, Jonathan Litt, to the Board is necessary in order to bring a true shareholder representative into the boardroom.

The full text of the letter follows:

Dear Taubman Board of Directors:

A quote most often attributed to Albert Einstein states that, “Insanity is doing the same thing over and over again and expecting a different result.”

As we sit here on the verge of a second proxy contest against Taubman Centers, some could understandably apply this adage to Land & Buildings. However, we believe that it is just as applicable to any close observer of TCO, who after years of witnessing a pattern of self-preservation and underperformance, would presumably expect the Company and the members of the Taubman family (the “Taubman Family”) to, of their own accord, fully and seriously embrace the change needed to reverse these trends.

However, the change required at the Company does not have to be driven by an expensive and costly proxy contest. With the 2018 Annual Meeting drawing near, we want to remind you of what we see as the core issues facing Taubman, and how some of them might be addressed in a more expeditious and less confrontational manner than via a contested election:

•	The bottom line matters – Taubman has continued to underperform. Since the 2017 Annual Meeting of Stockholders, shares of Taubman have declined by 16%, underperforming its Class A Mall Peers by 22%.[1] The Company has a long history of stock price underperformance, as it has been outperformed by its Class A Mall Peers by 56%, 24% and 20% over the past 5-, 3- and 1-year periods.[2]

This dismal performance is not driven by Taubman’s portfolio, which remains best-in-class. Rather, it is primarily the result of the Company’s pattern of disappointing operating results and in our view, its perplexing capital allocation decisions and poor corporate governance practices.

Whatever promises or projections Taubman made going into last year’s Annual Meeting, they have not come to pass. The status quo (still) isn’t working.

•	When it comes to corporate governance, ‘Independence’ remains a questionable word at TCO. Just ahead of last year’s Annual Meeting, Taubman made an 11th hour promise to declassify and refresh its Board, which we believe likely swayed several key investors to support the Company’s nominees.[3] Yet even in the months following the meeting, Taubman remained opaque in its communication with shareholders regarding the timing of the promised corporate governance changes. As a result, Land & Buildings was compelled to file proxy materials to call a Special Meeting of Shareholders requesting approval of proposals related to the immediate de-staggering and refreshment of the Board. We believe this action ultimately compelled Taubman to subsequently disclose to shareholders the timing and details surrounding its commitment to de-stagger and refresh the Board.

In November 2017, Taubman announced the addition of two new directors. However, we believe shareholders looking for truly independent voices in the boardroom were likely left disappointed. Rather than selecting directors with no ties or affiliations to Taubman or the Taubman Family, the Board chose to appoint Mayree Clark, the investment banker who promoted and led the initial public offering (IPO) of Taubman Centers in 1992 at Morgan Stanley. In addition, is it a mere coincidence that Taubman appointed Michael Embler, who was the former CIO of Franklin Mutual Advisors, a company which a close Taubman Family friend was the chairman of for many years?

The qualifications of these directors can be debated, but that’s not the point. More notably, what these appointments underscore is that the corporate governance and board selection process appear to remain fundamentally broken at Taubman. The Taubman Board has seemingly failed to embrace the need for true independence in the boardroom, as evidenced by its apparent refusal to add independent directors without connections to either the Taubman Family or existing Board members.

•	The dual class voting share structure has, in our view, served to disenfranchise common shareholders. This structure effectively gives the Taubman Family 30% voting power, despite collectively owning just 2% of the common stock. As Glass, Lewis & Co., LLC (“Glass Lewis”) noted in last year’s report on TCO, “(T)he Company's track record of not only maintaining, but also utilizing, long frowned upon corporate governance practices such as…a dual-class voting stock structure, among others, to disenfranchise common shareholders…have contributed to sub-optimal operational and TSR performance in recent years.”[4]

While Land & Buildings plans to submit a non-binding proposal at the 2018 Annual Meeting for the Company to offer to exchange shares of Common Stock for all outstanding shares of the Company’s Series B Convertible Preferred Stock almost entirely owned by the Taubman Family, a simpler solution exists. The Company could simply follow in the footsteps of peers such as Forest City who have addressed this problem themselves.[5]

We believe the best route for achieving this would be for the independent members of the Board to form a Special Committee focused on developing a reasonable plan and timeline for eliminating the Series B Preferred Stock. We also believe this can be done in a way that will ultimately benefit all shareholders of TCO, and importantly, will remove a tool that for far too long has been utilized to enhance the benefits of a select group of the Company’s investors at the expense of the rest.

•	A true shareholder representative with a deep knowledge of REITs and regional shopping malls needs to be added to the Board of Taubman. Only then do we believe the Board will have the shareholder alignment necessary to properly hold management accountable and provide effective oversight of the Company and to ensure that it pursues opportunities to protect and enhance shareholder value.

It is entirely possible that Taubman will again seek to do what we view as the bare minimum to maintain shareholder support. This could likely include moving up the timetable on the Company’s pledge to add a third new director before the 2019 Annual Meeting.

History shows this will not be good enough. No matter who the individual is, if the process is fully controlled by the Board (and thus effectively the Taubman Family), we believe shareholders will have no choice but to doubt whether this person is truly independent.

This is why Land & Buildings has nominated myself, Jonathan Litt, for election at this year’s Annual Meeting. We have little confidence that the Board, as currently composed, has the objectivity and commitment to take the steps necessary to enhance shareholder value at the Company. In contrast, along with decades of real estate experience, I believe that I have unequivocally demonstrated two things: 1) a commitment to doing what is best for all shareholders, and 2) a willingness to stand up to the Taubman Family on the issues that matter. Further, based on the voting results from last year’s Annual Meeting, a majority of the non-Taubman Family shareholders already voted for my appointment to the Board at last year’s meeting.

By adding myself to the Board, the Company could avoid a costly proxy contest, address the glaring need for a true shareholder representative on the Board and demonstrate a willingness to listen to its common shareholders.

Accordingly, we request that you promptly (1) appoint me to the Board, and (2) form a Special Committee of the Board to develop a plan to eliminate the Series B Preferred Stock. We are committed to ensuring that shareholder interests remain paramount in the boardroom. We stand ready, willing, and able to work collaboratively with Taubman’s Board and management team to create substantial value for the benefit of all shareholders. However, if you remain unwilling to engage, we will look forward to once again taking our case to the shareholders.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

###

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

[1] Based on unaffected total returns from May 31, 2017 through November 9, 2017 prior to activism reported by REIT Wrap on November 10, 2017. Class A Mall Peers defined by Land & Buildings as Taubman’s high quality Class A Mall Peers GGP, Inc., The Macerich Company, Simon Property Group Inc. (collectively, “Class A Mall Peers”), which are the only U.S. publicly traded regional mall companies (in addition to TCO) that primarily own class A, high sales productivity, enclosed regional malls.

[2] Based on unaffected total returns through November 9, 2017 prior to activism reported by REIT Wrap on November 10, 2017.

[3] Based on the tabulation of the Company’s voting results at that time, we understand that several key investors had not yet voted and/or later reversed their vote, and ultimately voted for the Company’s nominees after the announced commitment to declassify the Board. Based on past voting practices and/or policies of certain key investors, we understand that they support good corporate governance and typically vote in favor of management if the company commits to, and/or enacts, governance enhancements that benefit shareholders.

[4] Permission to quote from the Glass Lewis report was neither sought nor obtained.

[5] Last year, Forest City purchased the Ratner family’s control interest in the company. In addition, the Taubman Family’s control interest was purchased at Sotheby’s.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, "Land & Buildings "), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its director nominee at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation (“TCO” or, the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”) and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 251,400 shares of Common Stock, $0.01 par value, of the Company (the "Shares”). As of the date hereof, L&B Opportunity directly owns 217,600 Shares. As of the date hereof, 645,947 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of the (i) 251,400 Shares owned by L&B Capital and (ii) 217,600 Shares owned by L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 251,400 Shares owned by L&B Capital, (ii) 217,600 Shares owned by L&B Opportunity, and (iii) 645,947 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 251,400 Shares owned by L&B Capital, (ii) 217,600 Shares owned by L&B Opportunity, and (iii) 645,947 Shares held in the Managed Accounts. In addition, as of the date hereof, Mr. Litt directly owns 436 shares of the Company’s 6.5% Series J Cumulative Redeemable Preferred Stock, no par value.

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com: